For Immediate Release

Contact:                 Willing L. Biddle, President or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Operating Results for the Third Quarter and First Nine Months of Fiscal 2011

Greenwich, Connecticut, September 7, 2011 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today announced its third quarter and nine months financial results for the period ended July 31, 2011.

Diluted Funds from Operations (FFO) for the quarter ended July 31, 2011 was $8,196,000 or $0.29 per Class A Common share and $0.27 per Common share, compared to $8,496,000 or $0.34 per Class A Common share and $0.31 per Common share in last year’s third quarter.  For the first nine months of fiscal 2011, diluted FFO amounted to $26,607,000 or $0.95 per Class A Common share and $0.87 per Common share compared to $21,974,000 or $0.88 per Class A Common share and $0.80 per Common share in the corresponding period of fiscal 2010.

Net income applicable to Class A Common and Common stockholders was $4,249,000 or $0.15 per diluted Class A Common share and $0.14 per diluted Common share in the third quarter of fiscal 2011 compared to $4,519,000 or $0.18 per diluted Class A Common share and $0.16 per diluted Common share in the same quarter last year.  Net income applicable to Common and Class A Common stockholders for the first nine months of fiscal 2011 was $14,764,000 or $0.53 per diluted Class A Common share and $0.48 per diluted Common share compared to $10,545,000 or $0.42 per diluted Class A Common share and $0.38 per diluted Common share for the same period last year.  The per share amounts for both FFO and net income in fiscal 2011 include the effect of the Company issuing 2.5 million Class A Common shares in a follow on public offering in September of 2010.

FFO and net income applicable to Class A Common and Common stockholders for the nine months ended July 31, 2011 included lease termination income in the amount of $2.99 million relating to a lease termination settlement with a grocery store tenant that vacated its space in the Company’s Meriden property prior to expiration of its lease. Another grocery store tenant has leased the space and is now open.  The Company will begin accruing rent related to the new lease in the fourth quarter of fiscal 2011.  FFO and net income for the nine month and three month periods ended July 31, 2010 included $586,000 in lease termination income related to a settlement with Bed Bath and Beyond, which vacated space at the Company’s Staples Plaza property ($516,000) and the settlement of a lease guarantee obligation with another tenant that vacated the Company’s Rockledge property ($70,000) in a prior period, which space has been re-leased.

Rental revenues and net operating income (exclusive of the $2.99 million lease termination income, bad debt expense and straight line rent) from properties owned in the three and nine month periods ended July 31, 2011, when compared to the same periods of fiscal 2010, were relatively unchanged.  This primarily resulted from a loss of rental revenue as a result of four vacancies at three properties during the first nine months of fiscal 2011 when compared with the same period in fiscal 2010, offset by new leasing the Company completed in the second half of fiscal 2010 and the first half of fiscal 2011 at previously vacant space at six properties (nine spaces).  For the nine months ended July 31, 2011 rental revenues and net operating income from properties acquired in the third quarter of fiscal 2010 and the first half of fiscal 2011 increased by $2,232,000 and $1,871,000, respectively, when compared with the corresponding period of fiscal 2010. At July 31, 2011 the percentage of the gross leasable area of the Company’s core properties that was leased amounted to 91.7%, a decrease of 1.4% from July 31, 2010.  The Company has three equity investments in unconsolidated joint ventures (447,000 square feet); at July 31, 2011 those properties were approximately 98% leased.

Commenting on the quarter’s operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said, “While we are disappointed that the economic environment in the country remains challenged, we are encouraged to see a slow improvement in the leasing and property acquisition environment and we are looking forward to seeing the momentum created with the acquisition of four grocery anchored properties in fiscal 2010 and one retail property acquisition thus far in fiscal 2011 continue into the remainder of the year and beyond.  Our operating results, same store rental revenue, and same store net operating income was relatively unchanged year over year since the improvement realized by new leases entered into in fiscal 2010 and fiscal 2011, most notably West Marine (13,000 sf), Buffalo Wild Wings (8,000 sf) and Savers (27,000 sf), was largely offset by new vacancies in the first half of fiscal 2011, including Daffy’s (27,000 sf), Old Navy (25,000 sf), ShopRite (55,000 sf) and Bed Bath & Beyond (21,000 sf).  Looking ahead, the recently opened Big Y World Class Market (55,000 sf) in our Meriden CT shopping center will begin to accrue rent in the fourth quarter which should help improve our operating results.  At July 31, 2011, our core portfolio was 91.7% leased, but we have considerable new leasing activity across the portfolio.  We have a good pipeline of acquisitions and expect to increase our asset base over the balance of the year and into fiscal 2012.  Our properties were spared significant damage from the passing of Hurricane Irene, only suffering some power outages for a few days and some minor property damage that did not disrupt our operations in any significant way”.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The Company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the Company’s operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The Company has adopted the definition suggested by the National Association of Real Estate Investment Trusts (“NAREIT”).  The Company defines FFO as net income computed in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with U.S. GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the Company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.
 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Three and Nine Months Ended 2011 results
 (in thousands, except per share data)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2011	2010	2011	2010
Revenues
Base rents	$48,100	$47,327	$15,986	$16,136
Recoveries from tenants	16,042	14,967	5,278	5,003
Lease termination income	3,131	633	143	586
Other income	1,567	604	554	88
Total Revenues	68,840	63,531	21,961	21,813

Expenses
Property operating	10,982	10,372	3,319	3,054
Property taxes	10,853	10,070	3,628	3,423
Depreciation and amortization	11,386	11,022	3,793	3,845
General and administrative	5,579	5,249	1,848	1,722
Acquisition costs	66	249	13	93
Directors' fees and expenses	204	244	52	70
Total Operating Expenses	39,070	37,206	12,653	12,207

Operating Income	29,770	26,325	9,308	9,606

Non-Operating Income (Expense):
Interest expense	(5,853)	(5,607)	(2,049)	(1,985)
Equity in net income from unconsolidated joint ventures	266	75	125	46
Other expense	(5)	(395)	(2)	54
Interest, dividends and other investment income	635	197	216	147

Net Income	24,813	20,595	7,598	7,868

Noncontrolling interests:
Net income attributable to noncontrolling interests	(229)	(230)	(76)	(76)
Net income attributable to Urstadt Biddle Properties Inc.	24,584	20,365	7,522	7,792
Preferred stock dividends	(9,820)	(9,820)	(3,273)	(3,273)

Net Income Applicable to Common and Class A Common Stockholders	$14,764	$10,545	$4,249	$4,519

Diluted Earnings Per Share:
Common	$0.48	$0.38	$0.14	$0.16
Class A Common	$0.53	$0.42	$0.15	$0.18

Weighted Average Number of Shares Outstanding:
Common and Common Equivalent	7,938	7,642	8,053	7,746
Class A Common and Class A Common Equivalent	20,693	18,096	20,722	18,140

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Nine Months and Three Months Ended July 31, 2011 and 2010
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:	Nine Months Ended July 31,		Three Months Ended July 31,
	2011	2010	2011	2010
Net Income Applicable to Common and Class A Common Stockholders	$14,764	$10,545	$4,249	$4,519

Real property depreciation	9,153	8,667	3,092	2,990
Amortization of tenant improvements and allowances	1,811	1,939	570	695
Amortization of deferred leasing costs	391	381	120	150
Depreciation and amortization on unconsolidated joint ventures	488	142	165	142
Loss on assets held for sale	-	300	-	-
Funds from Operations Applicable to Common and Class A Common Stockholders	$26,607	$21,974	$8,196	$8,496

Funds from Operations (Diluted) Per Share:
Common	$0.87	$0.80	$0.27	$0.31
Class A Common	$0.95	$0.88	$0.29	$0.34

Balance Sheet Highlights
(in thousands)
	July 31,	October 31,
	2011	2010
	(Unaudited)
Assets
Real Estate investments before accumulated depreciation	$613,480	$601,222

Investments in and advances to unconsolidated joint ventures	$25,535	$24,850

Total Assets	$559,299	$557,053

Liabilities
Revolving credit lines	$16,100	$11,600

Mortgage notes payable and other loans	$122,789	$118,202

Total Liabilities	$154,488	$142,069

Redeemable Preferred Stock	$96,203	$96,203

Redeemable Noncontrolling Interests	$4,035	$11,330

Total Stockholders’ Equity	$304,573	$307,451